LCI INDUSTRIES

SECOND AMENDED AND RESTATED
EXECUTIVE NONQUALIFIED DEFERRED COMPENSATION PLAN

RECITALS

This Second Amended and Restated Executive Nonqualified Deferred Compensation Plan (the "Plan") is adopted by LCI Industries (the "Employer"), a corporation organized and existing under the laws of the State of Delaware. The Employer is amending and restating the Plan to: (i) reflect certain design changes to the Plan; (ii) continue to provide for the Plan's documentary compliance with the requirements of U.S. Internal Revenue Code Section 409A ("Section 409A"); and (iii) otherwise meet current needs. The purpose of the Plan is to offer selected Eligible Employees an opportunity to elect to defer a portion of their Base Salary and/or Bonus Compensation on a tax-deferred basis.

This Plan replaces and supersedes the Executive Nonqualified Deferred Compensation Plan agreement previously entered into between the Employer and certain Eligible Employees on December 1, 2006, as amended and restated on December 1, 2008, and subsequently amended on January 2, 2009 (collectively, the "Prior Plan"). Nothing in this amendment and restatement should be construed as changing the time and form of payment of the Prior Plan terms. From and after the Effective Date of this amendment and restatement, all entitlement to benefits under the Prior Plan and this Plan shall be determined solely in accordance with the terms of this Plan, as amended from time to time in accordance with Article 8.

The Employer intends this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for members of a select group of management or highly compensated employees of the Company, as provided under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

The Plan is intended to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of U.S. Internal Revenue Code Section 409A ("Section 409A") and will be administered, operated and construed in accordance with this intention.

Accordingly, this amendment and restatement is adopted as of March 15, 2017.

ARTICLE 1
Definitions

The words and phrases defined in this Article shall have the meaning set out in the definition, unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning.

1."Account" shall mean all bookkeeping accounts pertaining to a Participant which are maintained by the Plan Administrator or Plan recordkeeper to reflect the Employer's obligation to the Participant under the Plan, including a Separation from Service Account and Scheduled Withdrawal Accounts. To the extent that it is considered necessary or appropriate to reflect the entire interest of the Participant under the Plan, the Plan Administrator or Plan recordkeeper shall maintain additional subaccounts. The Account and any subaccounts shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or a Beneficiary under the Plan.
2."Affiliate" shall mean any business entity other than the Employer that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which such Employer is a member; any other trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code.

3."Base Salary" shall mean a Participant's base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

4."Beneficiary" or "Beneficiaries" shall mean one or more persons, trusts, estates or other entities, designated by a Participant in accordance with the Plan, that are entitled to receive benefits under the Plan upon the death of a Participant.

5."Beneficiary Designation Form" shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

6."Bonus Compensation" shall mean amounts paid to a Participant by the Employer annually in the form of discretionary or incentive compensation or any other bonus designated by the Employer before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

7."Change in Control" shall mean a change in ownership or effective control of the Employer or a change in the ownership of a substantial portion of the assets of the Employer, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulations §§l.409A-3(i)(5)(v), (vi) and (vii).

8."Claimant" shall mean a Participant or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or being denied a benefit to which he or she is entitled hereunder.

9."Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, or any successor statue, and the Treasury Regulations and other authoritative guidance issued thereunder.

10."Deemed Investment" shall mean the notional conversion of the balance held in a Participant's Account(s) into shares or units of the Deemed Investment Options that are used as measuring devices for determining the value of a Participant's Account(s).

11."Deemed Investment Options" shall mean the hypothetical securities or other investments described under Section 5.1 from which the Plan Administrator may select to be used as measuring devices to determine the Deemed Investment gains or losses of the Participant' s Account(s). A Participant shall have no real or beneficial ownership in the security or other investment represented by the Deemed Investment Options.

12."Deferral Amount" shall mean that portion of a Participant's Base Salary and/or Bonus Compensation that a Participant elects to defer for any Plan Year or Performance Period.

13."Deferral Election" shall mean an election by an Eligible Employee on a Election Form approved by the Plan Administrator (in a paper or electronic format) to defer a portion of his or her Base Salary and/or Bonus

Compensation in accordance with the provisions of Article 3.

14."Disability" or "Disabled" shall be defined as a condition of a Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. A Participant shall be deemed Disabled if the Social Security Administration has determined him or her to be totally disabled. Additionally, a Participant will be deemed Disabled if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration's or provider's determination.

15."Effective Date" shall mean January 1, 2017 for this amendment and restatement, but shall mean December 1, 2006 for the commencement of the Plan.

16."Election Form" shall mean the form or forms established from time to time by the Plan Administrator (in a paper or electronic format) on which the Participant makes certain designations as required under the terms of this Plan.

17."Eligibility Date" shall mean the date designated by the Plan Administrator on which an Eligible Employee shall become eligible to participate in the Plan.

18."Eligible Employee" shall mean an Employee who is selected by the Employer to participate in the Plan. Participation in the Plan is limited to a select group of the Employer's key management or highly compensated employees.

19."Employee" shall mean an individual who provides services to the Employer in the capacity of a common law Employee of the Company.

20."Employer" shall mean LCI Industries, and its successors and assigns, unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of LCI Industries, or its successors or assigns, assumes the Employer's obligations under this Plan, or any Affiliate which agrees, with the consent of LCI Industries, or its successors or assigns, to become a party to the Plan.

21.	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

22."Participant" shall mean each Eligible Employee who has met the requirements of participation under Article 2 and who participates in the Plan in accordance with the terms and conditions of the Plan.

23."Participation Agreement" shall mean the LCI Industries Executive Nonqualified Deferred Compensation Plan Participation Agreement between the Eligible Employee and Employer which sets forth the terms and conditions of participation in the Plan and the particulars of the Participant's benefits to which a Participant or Participant's Beneficiary become entitled under the Plan.

24."Performance-Based Compensation" shall mean that portion of a Participant' s Bonus Compensation, the amount of which or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months and which qualifies as "performance-based compensation" under Section 409A. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid regardless of performance or is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

25."Performance Period" shall mean, with respect to any Bonus Compensation, the period of time over which such Bonus Compensation is earned.

26."Plan" shall mean this Second Amended and Restated Executive Nonqualified Deferred Compensation Plan, as evidenced by this instrument, Participation Agreements, Election Forms, and any other applicable forms, as amended from time to time. For purposes of Section 409A, this Plan shall be considered an elective account balance plan as defined in Treasury Regulation §l.409A-l(c)(2)(i)(A), or as otherwise provided by the Code.

27."Plan Administrator" shall mean be a group consisting of the CEO, CFO and the Chief Legal Officer of the Employer and their designees. A Participant in the Plan may not serve as a singular Plan Administrator. If a Participant is part of a group of persons designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under this Plan. Matters solely affecting the applicable Participant will be resolved by the remaining Plan Administrator members.

28.	"Plan Year" shall mean the calendar year.

29."Scheduled Withdrawal Account" shall mean for each Plan Year: (i) the sum of a Participant's Deferral Amounts for any Plan Year or Performance Period that may be allocated, in whole or in part, by the Participant pursuant to his or her Deferral Election to a Scheduled Withdrawal Account, plus (ii) Deemed Investment gains or losses thereon less (iii) all distributions made to the Participant or his or her Beneficiary, and tax withholding amounts which may have been deducted (if any) from the Participant's Scheduled Withdrawal Account.

30."Section 409A" shall mean Internal Revenue Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.

31."Separation from Service" or "Separates from Service" shall mean a Participant's termination of active employment, whether voluntary or involuntary (other than by death or Disability), with the Employer and any Affiliate, within the meaning of Treasury Regulation §l.409A-l(h). The Plan Administrator will determine whether the Participant has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances as described in Treasury Regulation §1.409A-l(h)(l)(ii). A Participant incurs a Separation From Service if the Employer and the Participant reasonably anticipate the Participant will not perform any additional services after a certain date or that the level of bona fide services (as an Employee or independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period. A Participant does not incur a Separation From Service while on a bona fide leave of absence of not more than six (6) months or if longer, so long as the Participant has a legal right to re-employment, as described in Treasury Regulation §l.409A-l(h)(l)(i).

32."Separation from Service Account" shall mean for each Plan Year: (i) the sum of a Participant' s Deferral Amount that shall be allocated, in whole or in part, by the Participant, in accordance with his or her Deferral Election, to the Separation from Service Account, plus (ii) Deemed Investment gains or losses thereon, less (iii) all distributions made to the Participant or his or her Beneficiary, and tax withholding amounts deducted (if any) from the Participant's Separation from Service Account.

33."Specified Employee" shall mean a Participant meets the definition of a "key employee" as such term is defined in Code Section 416(i)(l)(A)(i), (ii) or (iii) (without regard to the Treasury Regulations thereunder and Section 416(i)(5)). However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-l(m). If the Participant is a key employee at any time during the twelve (12) months ending on December 31, the identification date, the Participant is a Specified Employee for the twelve (12) month period ending on the first day
4

of the fourth month following the identification date. The determination of a Participant as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 416(i) and the "specified employee" requirements of Section 409A.

34."Specified Time" shall mean, with respect to a Scheduled Withdrawal Account, the date on which the Scheduled Withdrawal Account shall be paid to the Participant.

35."Treasury Regulation" or "Treasury Regulations" shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

36.	"Trust" shall mean one or more trusts that may be established in accordance with the terms of this
Plan.

37."Unforeseeable Emergency" shall mean: (i) a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant' s Beneficiary, or the Participant's dependents (as defined in Code Section 152 (without regard to Code Sections 152(b)(l), (b)(2), and (d)(l)(B)); (ii) loss of the Participant's property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Plan Administrator will determine whether a Participant incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treasury Regulations §1.409A-3(i)(3).

38."Valuation Date" shall mean the date the Account is to be valued for purposes of providing benefits under the terms of the Plan. The Valuation Date shall be the event date triggering payment of the Account under the terms of the Plan. The Valuation Date shall be interpreted as each day at the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time), on days that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in securities of the applicable fund to materially affect the unit value of the fund and the corresponding unit value of the Participant's Deemed Investment Option(s).

ARTICLE 2
Eligibility and Participation

1.Requirements for Participation. Every Eligible Employee selected by the Employer on the Effective Date shall be eligible to become a Participant on the Effective Date. Before the beginning of each Plan Year, or such other times as determined by the Employer, the Employer shall select those Employees who shall be Eligible Employees for such Plan Year.

2.Election to Participate; Benefits of Participation. Each Eligible Employee may become a Participant in the Plan by executing and submitting to the Plan Administrator, a Participation Agreement, Deferral Election, a Beneficiary Designation Form, and any other Election Form within the time period specified by the Plan Administrator and Section 409A. If an Eligible Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Eligible Employee shall not be entitled to participate in the Plan during such Plan Year. In addition, the Plan Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or desirable.

3.Re-employment. The re-employment of a former Participant by the Employer shall not entitle such individual to become a Participant hereunder. Such individual shall not become a Participant until the individual is again designated as an Eligible Employee in accordance with Section 2.1. If a Participant who has experienced a Separation from Service pursuant to Section 7.2(b) is receiving installment distributions and is re-employed by the Employer, distributions due to the Participant shall not be suspended.

Ceasing to be an Eligible Employee. The Plan Administrator may remove an Eligible Employee from further active participation in the Plan at its discretion. If this occurs, the Participant shall be prevented from makingParticipant Deferral Elections for subsequent Plan Years or Performance Periods. Any existing Deferral Election shall continue in effect for the remainder of the Plan Year or Performance Period and may only be cancelled in accordance with Section 3.S(b) hereof.

4.Termination of Participation. A Participant will cease to be a Participant as of the date on which his or her entire Account balance has been distributed or forfeited.

ARTICLE 3
Participant Elective Deferrals

1.Establishment and Maintenance of Participant Account(s). The Plan Administrator shall establish and maintain a Deferral Account and a separate Scheduled Withdrawal Account for each Plan Year (if applicable) i n the name of each Participant.

2.Minimum and Maximum Deferral Limits. For each Plan Year and/or Performance Period (as applicable), a Participant may make an election to defer receipt of his or her Base Salary and/or Bonus Compensation and shall specify the percentage of Base Salary and/or Bonus Compensation to be deferred subject to the minimums or maximums (if any) established by the Plan Administrator and communicated to the Participant on the Participant Election Form.

3.	Deferral Elections - First Year of Eligibility.

(a)Application. This Section 3.3 applies to each Eligible Employee who first becomes eligible to participate in the Plan. The Plan Administrator shall determine (in accordance with Treasury Regulation
§1.409A-2(a)(7)(ii)) the date upon which a Participant who ceased being eligible to participate in the Plan, can again become eligible to participate in the Plan.

(b)Deferral Election. An Eligible Employee described in Section 3.3(a) may elect to defer receipt of Base Salary earned during such Plan Year or his or her Bonus Compensation earned during a Performance Period that commences in such Plan Year by filing a Deferral Election with the Plan Administrator in accordance with the following rules:

(i)Timing; Irrevocability. The Deferral Election must be filed with the Plan Administrator by, and shall become irrevocable as of, the thirtieth (301") day following the Participant's Eligibility Date (or such earlier date as specified by the Plan Administrator).

(ii)Base Salary. The Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date the Deferral Election becomes irrevocable. Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period, described in Section 3401(b) of the Code, containing December 31 of such year shall be treated as earned during the subsequent calendar year.

(iii)Bonus Compensation. Where a Deferral Election is filed in the first year of eligibility but after the commencement of the Performance Period, then, except as otherwise provided in Section 3.4 below, the Deferral Election shall only apply to that portion of Bonus Compensation earned for such Performance Period equal to the total amount of the Bonus Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.
4.Annual Deferral Elections. Unless Section 3.3 applies, each Eligible Employee may elect to defer receipt of Base Salary for a Plan Year or his or her Bonus Compensation for a Performance Period, by filing a Deferral Election with the Plan Administrator in accordance with the following rules:

(a)Base Salary. The Deferral Election with respect to Base Salary must be filed with the Plan Administrator by, and shall become irrevocable following, December 31(or such earlier date as specified by the Plan Administrator on the Deferral Election ) of the calendar year next preceding the calendar year for which such amounts would otherwise be earned.

(b)Bonus Compensation. The Deferral Election with respect to Bonus Compensation must be filed with the Plan Administrator by, and shall become irrevocable following, December 31 (or such earlier date as specified by the Plan Administrator on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Bonus Compensation would otherwise be earned. If the Employer has a fiscal year other than the calendar year, Bonus Compensation relating to services in the fiscal year of the Employer, of which no amount is paid or payable during the fiscal year, may be deferred at the Participant's election if the Deferral Election is made not later than the close of the Employer's fiscal year next preceding the first fiscal year in which the Participant performs any services for which such Bonus Compensation is payable.

(c)	Bonus Compensation Qualifying as Performance-Based Compensation.

(i)Notwithstanding anything contained in this Section to the contrary, and only to the extent permitted by the Plan Administrator, the Deferral Election with respect to Bonus Compensation that constitutes Performance-Based Compensation, must be filed with the Plan Administrator by, and shall become irrevocable as of, the date that is six (6) months before the end of the applicable Performance Period (or such earlier date as specified by the Plan Administrator on the Deferral Election), provided that in no event may such Deferral Election be filed after such Bonus Compensation has become "readily ascertainable" within the meaning of Section 409A.

(ii)In order to make a Performance-Based Compensation Deferral Election, the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable.

(iii)A Performance-Based Compensation Deferral Election shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(iv)To the extent permitted by the Plan Administrator, a newly Eligible Employee in his or her first year of eligibility shall be permitted to make a Performance-Based Compensation Deferral Election provided that the Eligible Employee satisfies all of the other requirements of this Section.

1.	Duration and Cancellation of Deferral Elections.

(a)Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year or Performance Period with respect to which such election was timely filed with the Plan Administrator. Except as provided in Section 3.S(b), a Deferral Election, once irrevocable, cannot be cancelled or altered during a Plan Year or Performance Period.

(a)	Cancellation.
(i)The Plan Administrator may cancel a Participant's Deferral Election where such cancellation occurs by the later of: (a) the end of the Participant's taxable year, or (b) the fifteenth (151h) day of the third (3'd) month following the date the Participant incurs a "disability," in accordance with Treasury Regulation §1.409A-3G)(4)(xii). For purposes of this Section 3.S(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant's inability to perform duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, in accordance with Treasury Regulation §l.409A- 3(i)(3).

(ii)If a Participant receives a payment due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation §l.401(k)-l(d)(3), the Plan Administrator shall cancel a Participant's Deferral Election for that Plan Year.

(iii)If a Participant' s Deferral Election is cancelled with respect to a particular calendar year or Performance Period, he or she may complete a new Deferral Election for a subsequent Plan Year or Performance Period, only in accordance with Section 3.4.

3.6 Withholding and Crediting of Deferral Amounts. For each Plan Year, the Base Salary portion of the Deferral Amount shall be withheld from each regularly scheduled payroll in approximately equal amounts, (or as otherwise specified by the Plan Administrator), as adjusted from time to time for increases and decreases in Base Salary (if the Participant Deferral with respect to Base Salary is expressed as a percentage). The Bonus Compensation portion of the Deferral Amount shall be withheld as soon as administratively feasible following the time the Bonus Compensation otherwise would be paid to the Participant, whether or not this occurs during the Plan Year or Performance Period as the case may be. Participant Deferral Amounts shall be credited to the Participant Separation from Service Account and/or to a Scheduled Withdrawal Account as soon as administratively feasible following the time such amounts would otherwise have been paid to a Participant.

ARTICLE 4
Deemed Investment Gains or Losses

1.Deemed Investment Options. The Employer may invest all or a portion of any amounts credited to the Account(s) in mutual funds, stocks, bonds, securities, life insurance policy or policies on the life of the Participant, or any other asset that may be selected by the Employer, the "Deemed Investment Option(s)." Any such Deemed Investment Option shall be treated as an investment credited to the Participant's Account(s) and shall be adjusted to reflect charges and expenses, as determined by the Employer in its discretion that would have been incurred if the Account(s) had been invested in the Deemed Investment Option(s). Without limiting the foregoing, a Participant's Account(s) shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Plan Administrator or the Trust (if any). The Participant (or Beneficiary) shall at all times remain an unsecured creditor of the Employer. Any liability or obligation of the Employer to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Plan.

2.Participant's Allocation of Deemed Investment Options. Each Participant shall have the right to direct the Plan Administrator as to how the Participant' s Deferral Amounts shall be deemed to be invested among the Deemed Investment Options offered under the Plan, subject to any operating rules and procedures imposed by the Plan Administrator. As of each Valuation Date, the Participant's Account(s) will be credited or debited to reflect the performance of the Deemed Investment Options elected by the Participant. If a Deemed Investment Option selected by a Participant sustains a loss, the Participant's Account(s) shall be reduced to reflect such loss. If the

Participant fails to elect a Deemed Investment Option the Deemed Investment shall be based on an investment alternative selected for this purpose by the Administrator. During payout, the Participant's Account(s) shall continue to be credited with Deemed Investment gains or losses based on the Deemed Investment Options selected by the Participant and made available by the Plan Administrator for such purpose.

3.Valuation of Account(s). Each Participant's Account(s) as of each Valuation Date shall consist of the balance of the Participant' s Account(s) as of the immediately preceding Valuation Date, plus the Participant' s Deferral Amounts that have been credited, plus Deemed Investment gains or losses, minus the amount of any distributions made and any applicable tax withheld since the immediately preceding Valuation Date.

4.No Required Investment of Employer Assets. Notwithstanding anything contained herein to the contrary, the Employer reserves the right to invest its assets, including any assets that may have been set aside for the purpose of funding the benefits to be provided under the Plan, at its own discretion, and such assets shall remain the property of the Employer, or may be held in a Trust, as the case may be, subject to the claims of the general creditors of the Employer, and no Participant shall have any right to any portion of such assets other than as an unsecured general creditor of the Employer.

ARTICLE 5
Vesting / Taxes

1.Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Separation from Service Account(s), Scheduled Withdrawal Account(s), and Deemed Investment gains or losses credited or debited thereon.

2.Taxes and Withholding. Deferral Amounts and Deemed Investment earnings thereon are subject to Federal Insurance Contribution Act (FICA) and Federal Unemployment Tax Act (FUTA) to the extent provided under applicable Code provisions, and benefits payable under the Plan are subject to all applicable federal, state, city, income, employment or other taxes as may be required to be withheld or paid. A Participant, however, shall be solely responsible for the payment of all tax liabilities relating to any such benefits.

ARTICLE 6
Payment of Benefits

1.Payments in General.

(a)Payment Events. A Participant (or, in the event of the death of the Participant, the Participant's designated Beneficiary) shall be entitled to a benefit equal to the Participant's vested interest in the Account(s) upon the earliest to occur of the following events: (i ) the Participant' s Separation from Service; (ii) the Participant's Disability; (iii) the Participant's death; or (iv) a Change in Control; and upon a Specified Time, to the extent the distribution event is applicable to the Account. A Participant may also be paid for an Unforeseeable Emergency.

(b)Source of Payments. The Employer will pay, from its general assets, the portion of any benefit payable pursuant to this Article 6 that is attributable to a Participant's Account, and all costs, charges and expenses relating thereto.

(c)Calculation of Installment Payments. In the event that benefits are to be paid in installments, the Account shall be calculated as of the Valuation Date of the said event. Installment payments made af ter the first installment shall be paid on each applicable anniversary of the first installment until all required installments have been paid. The amount of each payment shall be determined by dividing the value of a Participant's Account(s) immediately prior to such payment by the number of payments remaining to be paid. Any unpaid Account balance shall continue to be deemed to be invested pursuant to Article 4, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments. The final installment shall be equal to the balance of the Account(s), calculated as of the applicable anniversary.

(d)Lump Sum Minimum Threshold. Notwithstanding any provision hereof to the contrary, if the Account balance at the due date of the first installment is fifty thousand dollars ($50,000) or less, payment of the Account(s) shall be made instead in a single lump sum and no installment payments shall be available. Note: This minimum threshold shall not apply to Scheduled Withdrawal Account distributions.

(e)Subsequent Deferral Elections. If permitted by the Employer, a Participant may delay the time of a payment or change the form of a payment as expressly provided under this Section 6.l(e) and Section 409A (hereinafter, a "Subsequent Deferral Election"). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:

(i)The Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made and approved by the Plan Administrator;

(i)If the Subsequent Deferral Election relates to a payment based on Separation from Service or at a Specified Time, the Subsequent Deferral Election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid;

(ii)If the Subsequent Deferral Election relates to a payment at a Specified Time, the Participant must make the Subsequent Deferral Election not less than twelve (12) months before the date the first amount was scheduled to be paid.

For purposes of applying the Subsequent Deferral Election requirements, installment payments shall be treated as a series of "separate payments." Any election made pursuant to this Section shall be made on such Election Forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A. Notwithstanding anything in this Section 6.l(e) or in this Plan to the contrary, the Plan shall recognize any permissible Participant elections made on or before December 31, 2008, including changes to such elections with respect to the time or form of payment of a pre-2009 Plan Year annual Deferral Amount, provided such elections or changes were made in accordance with Notice 2007-86 or other applicable guidance.

2.	Elections as to Time and Form of Payment.

(a)Account Allocation. Concurrent with any Deferral Election, a Participant may make an irrevocable election to allocate all or a portion of his or her elected Deferral Amount to the Separation from Service Account and/or a Plan Year Scheduled Withdrawal Account. To the extent that a Participant does not designate the Account to which Deferral Amounts will be allocated, such amounts shall be allocated and credited to the Participant' s Separation from Service Account.

(b)Scheduled Withdrawal Accounts. A Participant may designate, on any Deferral Election that he or she delivers to the Plan Administrator in which deferrals of Base Salary and/or Bonus Compensation are allocated to a Scheduled Withdrawal Account, the year in which payments will commence to be paid from that Scheduled Withdrawal Account (the "Specified Time"). The Participant may elect to receive payment of a Scheduled Withdrawal Account no earlier than the January of the second (2nd) Plan Year following the Plan Year of the deferral. (For example: If a Participant elects to allocate 2017
Deferral Amounts into a Scheduled Withdrawal Account, the earliest date the Account could be distributed would be in January 2019). The Participant must also elect the form of payment for the applicable Plan Year Scheduled Withdrawal Account in a single lump sum, or in a number of annual installments over a period of three (3), five (5) or ten (10) years. To the extent that a Participant does not designate the form of payment or such designation is ambiguous or does not comply with the terms of the Plan, the Plan Year Scheduled Withdrawal Account shall be paid in a single lump sum.

(c)Event Based Accounts. A Participant shall make an election as to the form of payment for payment events detailed in Section 7.3 concurrent with his or her acceptance to participate in the Plan and before the beginning of the period for which the right to the deferred compensation arises. To the extent that a Participant does not designate the form of payment or such designation does not comply with the terms of the Plan, the Accounts shall be paid in a single lump sum.

(i)For Plan Years 2006 through 2016. For events detailed in Article 6, a Participant's Separation from Service Account(s) in Plan Years 2006 through 2016 will be paid in accordance with Participants' already filed Deferral Election Forms.

(ii)For Plan Years 2017 and Beyond. For events detailed in Article 6, a Participant's Deferral Amounts contributed in Plan Year 2017, and for all subsequent Plan Years, concurrent with each annual Deferral Election, a Participant shall elect the form of payment for the applicable Plan Year Separation from Service Account in a single lump sum, or in a number of annual installments over a period of three (3), five (5) or ten (10) years. To the extent that a Participant does not designate the form of payment or such designation is ambiguous or does not comply with the terms of the Plan, the Plan Year Separation from Service Account shall be paid in a single lump sum.

3.Separation from Service Benefit. In the event that a Participant Separates from Service (other than for death), the Employer shall pay the Participant's Account balance, calculated as of the Valuation Date, in the form elected pursuant to his or her Deferral Election and Section 6.2. Payment shall be made or commence on the ninetieth (90th) day following the Participant's Separation from Service.

4.Disability Benefit. In the event that a Participant is determined to be Disabled, the Employer shall pay the Participant's Account balance, as of the Valuation Date, in the form elected pursuant to his or her Deferral Election and Section 6.2. Payment shall be made or commence on the ninetieth (90th) day following the Participant's Disability determination.

5.Change in Control Benefit. In the event of a Change in Control, the Employer shall pay the Participant's Account balance, as of the Valuation Date, in the form elected pursuant to his or her Deferral Election and Section 6.2. Payment shall be made or commence on the ninetieth (90th) day following the date of the Change in Control.

6.	Death Benefit.

(a)Death While Employed. In the event of a Participant's death while actively employed with the Employer, the Employer shall pay the Participant's Account balance, calculated as of the Valuation Date, to the Participant's designated Beneficiary in the form elected pursuant to his or her Deferral Election and Section 6.2. Payment shall be made or commence on the ninetieth (90th) day following the Participant's Disability determination.

(b)Death During Installments. In the event of a Participant's death at any time after installment payments (if any) have commenced under this Plan, the Employer shall pay any remaining installments to the Participant's Beneficiary in a single lump sum on the ninetieth (90th) day following the Participant's date of death.

7.Payment at a Specified Time. A Participant shall be paid the vested balance of a Scheduled Withdrawal Account(s) on the sixtieth (60th) day following the Specified Time and in the form of payment elected by the Participant pursuant to his or her Deferral Election.

8.Payment Due to an Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Plan Administrator, a payment of all or a portion of his or her Account balance in a lump sum payment due to an Unforeseeable Emergency. The Plan Administrator shall have the sole discretion to determine, in accordance with the standards under Section 409A, whether to grant such a request and the amount to be paid pursuant to such request.

(a)Determination of Unforeseeable Emergency. Whether a Participant is faced with an Unforeseeable Emergency permitting a lump sum payment is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment).

(b)Payment of Account. Payment shall be made within thirty (30) days following the determination by the Plan Administrator that a payment will be permitted under this Section 6.8.

9.Acceleration of Payments. Except as specifically permitted herein or in other Sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Employer, in its sole discretion (without any direct or indirect election on the part of any Participant), in accordance with the provisions of Treasury Regulation §l.409A-3U)(4) and any subsequent guidance issued by the United States Treasury Department.

10.Restrictions on Time of Payment. Solely to the extent necessary to avoid penalties under Section 409A, if, pursuant to Section 409A, a Participant is considered a Specified Employee, any payments to be made for the first six (6) months following the Participant's Separation from Service (other than for death) under this Article 6 shall be withheld and shall be paid instead on the first day of the seventh month following Separation from Service. Deemed Investment gains or losses will be applied to any withheld payment and shall be paid at the time that the withheld payments are paid. With respect to installment payments, all remaining payments shall be paid as originally scheduled.

11.	Rights of Participant and Beneficiary.

(a)Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded,

unsecured promise of the Employer to make payments to a Participant or Beneficiary in the future and shall be a liability solely against the general assets of the Employer. The Employer shall not be required to segregate, set aside or escrow any amounts for the benefit of a Participant or Beneficiary. A Participant and Beneficiary shall have the status of a general unsecured creditor of the Employer and may look only to the Employer and its general assets for payment of benefits under the Plan.

(b)Rights with Respect to a Trust. Any trust and any assets held thereby to assist the Employer in meeting their obligations under the Plan shall in no way be deemed to controvert the provisions of this Section.
(c)Investments. In its sole discretion, the Employer may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Employer to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Employer. A Participant and his designated Beneficiary shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets. In the event that the Employer purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Employer to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Employer shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, "highly compensated employee," or "highly compensated individual," as defined in Code Section lOl(j) shall be acquired before satisfying the Code Section lOl(j) "Notice and Consent" requirements.

12.Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintain s his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Plan Administrator from further liability on account thereof.

13.Discharge of Obligations. The payment to a Participant or his or her Beneficiary of the Account balance in a single lump sum shall discharge all obligations of the Employer to such Participant or Beneficiary under the Plan.

14.Effect of Other Permissible Payment Events. In the event a Participant is receiving distributions under this Plan as a result of the occurrence of Separation from Service or Specified Time, and an event occurs under Section 6.3, 6.4, 6.5 or 6.6, any Account balances then being distributed to the Participant shall be instead be paid in accordance with the provisions of the event that has intervened in the initial distribution, but only in accordance with Treasury Regulation §l.409A-3(j)(l). Notwithstanding the foregoing, in the event of the death of a Participant after installments have commenced as a result of the occurrence of any other permissible payment event, the remaining balance in all of his or her Accounts will be paid in a lump sum to the Beneficiary in accordance with Section 6.6.

ARTICLE 7
Beneficiary Designation

1.Designation of Beneficiaries.

(a)Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant's death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Employer, and shall be effective only when signed by the Participant and filed with the Employer during the Participant's lifetime.

(b)In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay the benefit payment to the Participant's spouse, if then living, and if the spouse is not then living to the Participant's then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the
Employer may rely conclusively upon information supplied by the Participant' s personal representative, executor, o ad    \

(c)If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Employer may distribute the payment to the Participant's estate without liability for any tax or other consequences, or may take any other action which the Employer deems to be appropriate.

2.Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.

ARTICLE S
Plan Amendment

1.Right to Amend. Subject to Section 409A, the Employer shall have the right to unilaterally amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a benefit amount described hereunder prior to the date of the amendment without written consent from the Participant or Beneficiary.

2.Amendment to Insure Proper Characterization of the Plan. Notwithstanding the provisions of Section 8.1, the Plan may be amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(l), to conform the Plan to the provisions of Section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE 9
Plan Termination

1.Employer's Right to Suspend Plan. The Employer reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, in its sole discretion. In the event of a suspension of the Plan, during the period of the suspension, the Employer shall discontinue all aspects of the Plan, and Deferral Amounts shall be suspended effective with the first day of the Plan Year following the date the Plan is suspended. Payments of distributions will continue to be made during the period of the suspension in accordance with Article 6.

2.Termination and Liquidation of Plan. The Employer may terminate and liquidate the Plan in connection with a corporate dissolution or approval by a bankruptcy court or the termination and liquidation of all plans of the Employer or Affiliate that are required to be aggregated, as described under Treasury Regulation
§1.409A-30)(4)(ix) . Upon the date of termination, the value of the vested Account balance of all affected Participants and Beneficiaries shall be determined. After deduction of estimated expenses in liquidating and paying Plan benefits, the vested Account balance shall be paid to Participants and Beneficiaries in a lump sum distribution in accordance with Treasury Regulation §1.409A-30)(4)(ix).

ARTICLE 10
Plan Administration
1.Plan Administrative Authority. The Plan Administrator shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a)Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b)Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)	Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d)Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting of Plan Accounts.

(e)Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be f u lly protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Plan Administrator shall have the power and authority to delegate from ti me to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes under this Plan as if such action had been taken by the Plan Administrator. Further, the Plan Administrator may authorize one or more persons to execute any certificate or document on behalf of the Plan Administrator, in which event any person notified by the Plan Administrator of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Plan Administrator until such notified person shall have been notified of the revocation of such authority.

2.Litigation. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all person s interested in, or claiming under, the Plan.

3.Payment of Administrative Expenses. All expenses incurred in the administration and operation of the Plan shall be paid by the Employer.

4.Periodic Statements. Under procedures established by the Plan Administrator, Participants shall be provided a statement of their Account on an annual basis (or more frequently as the Plan Administrator shall determine).

5.	Compliance with Section 409A.

(a)Notwithstanding anything contained herein to the contrary, the interpretation and distribution of Participants' benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b)The intent of this Section is to ensure that a Participant is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(l) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation to or interest penalties on, a Participant under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE 11
Claims Procedures

1.Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)Initiation - Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator wilt upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b)Timing of Employer Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator's control. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(c)Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

(iv)	An explanation of the Plan's review procedures and the time limits applicable to such procedures; and

(v)	A statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

2.Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:
(a)Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

(b)Review of a Disability Benefit Claim. If the Claimant's initial claim is for Disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).

(c)Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits.

(d)Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(e)Timing of Employer Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(a)Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

(iv)	A statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

3.Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.
4.Arbitration. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration as provided in this Paragraph 11.4. Except as otherwise agreed mutually by the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. ("JAMS"), in accordance with the JAMS procedure then in effect. The arbitration shall be held in the JAMS off ice nearest to where the Claimant is or was last employed by the Employer or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney1s fees, disbursements and costs of the arbitration (including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.

ARTICLE 12
The Trust

1.Establishment of Trust. Each Employer may establish for itself a grantor trust, of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan (the "Trust"). If the Employer establishes the Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Employer from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Employer. The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33, as same may be amended or modified from time to time. If the Employer establishes a Trust, the assets of the Trust will be subject to the claims of the Employer's creditors in the event of its insolvency as set forth in applicable Revenue Procedures. Except as may otherwise be provided under the Trust, the Employer shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Employer other than the unsecured right to receive payments from the Employer, as provided in this Plan.

2.Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Employer to the assets transferred to the Trust. The Employer and each Participant shall at all times remain liable to carry out its obligations under this Plan. The Employer's obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

3.Contribution to the Trust. Amounts may be contributed by the Employer to the Trust at the sole discretion of the Employer.

ARTICLE 13
Miscellaneous

1.Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof , but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

2.Nonassignability. Neither any Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments , alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

3.Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Employee. Nothing in this Plan shall be deemed to give the Employee the right to be retained in the service of the Employer as an Employee or otherwise or to interfere with the right of the Employer to discipline or discharge the Employee at any time. The Employee confirms his/her understanding that Participant's employment with Employer is and shall continue to be on an 'At Will' basis, such that Participant is free to resign at any time and that Employer is free to terminate or modify Participant's employment relationship at any time (including the right to demote, to reduce compensation and other benefits and to transfer Participant), with or without cause (as defined in this Plan as well as any other cause) or advance notice.

4.Governing Law. The Plan shall be administered, construed and governed i n all respects under and by the laws of State of Delaware, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

5.Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee's last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

6.Other Benefits. The benefits provided for a Participant or a Participant's Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.Plan Aggregation. If the Employer offers other elective account balance deferred compensation plans in addition to this Plan, those plans together with this Plan shall be treated as a single plan to the extent required under Section 409A.

8.Merger or Consolidation. This Plan may be merged or consolidated with, and in connection therewith Account may be received from or transferred to, any other similar or substantially identical executive nonqualified deferred compensation plan sponsored by an Affiliate, provided that the value of the benefits provided to a Participant immediately after such merger, consolidation or transfer shall be equal to the value of the benefits such Participant would have been entitled to immediately before such merger, consolidation or transfer.